Exhibit 99.1

Ritter Pharmaceuticals Reports Financial Results for the Three and Six Months Ended June 30, 2018 and Recent Progress

LOS ANGELES (August 14, 2018) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of RP-G28, a drug candidate with the potential to be the first FDA-approved treatment for lactose intolerance, today reports financial results for the three and six months ended June 30, 2018.

Recent Corporate Highlights

●	Initiated first pivotal Phase 3 trial (“Liberatus”) of RP-G28 for the treatment of lactose intolerance
●	Presented Phase 2b clinical trial data on RP-G28 at Digestive Diseases Week 2018
●	Andrew J. Ritter named chief executive officer
●	John W. Beck appointed as chief financial officer

“In the second quarter, we accomplished several key milestones including, most importantly, commencement of our first Phase 3 pivotal clinical trial for RP-G28 in the treatment of lactose intolerance,” said Andrew J. Ritter, chief executive officer of Ritter Pharmaceuticals. “With encouraging results from our Phase 2b trial for RP-G28, we retained many key protocol design components from our prior trials, and developed enhanced controls based on lessons learned from those trials and incorporated guidance and recommendations from our End-of-Phase 2 meeting with the FDA to enhance the design of our Phase 3 program. As a result, we are optimistic about the prospects for our Phase 3 clinical trial and the potential for RP-G28 to become the first FDA-approved treatment for lactose intolerance. Meanwhile, we continue to focus on the clinical and regulatory advancement of RP-G28 and its eventual commercialization, including our development of a more robust strategic commercialization plan and pricing and reimbursement analysis. In addition, we have begun to explore additional indications for RP-G28 in order to expand and enhance our product pipeline.”

Corporate Priorities for Second Half of 2018 include:

●	Continue to enroll Liberatus study participants and closely monitor the clinical sites in our Phase 3 clinical trial of RP-G28
●	Conduct a panel discussion with leading GI experts Bill Sandborn, M.D. & Bill Chey, M.D. to cover emerging trends in Gastroenterology and the need for new LI treatments
●	Present additional Phase 2b microbiome data at the American College of Gastroenterology Conference 2018
●	Explore additional indications for RP-G28

Financial Results

The Company’s net loss for the three and six months ended June 30, 2018 was $3.6 million and $5.6 million, or $0.71 per share and $1.12 per share, respectively, compared to $2.0 million and $3.6 million, or $1.41 per share and $2.84 per share, for the same periods in 2017, respectively. Net loss for the three and six months ended June 30, 2018, included non-cash, stock-based compensation expense of $178,000 and $391,000, respectively, compared to $249,000 and $543,000, for the same periods in 2017, respectively. As of June 30, 2018, the Company had cash and cash equivalents of approximately $16.3 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions of people worldwide. RP-G28 is currently in Phase 3 clinical development. The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management, including statements regarding its Phase 3 pivotal clinical trial for RP-G28 in the treatment of lactose intolerance and other research and development initiatives of the Company. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings that we make with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

John Beck
310-203-1000
John@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Operating costs and expenses:
Research and development	$1,871,242	$774,476	$2,720,925	$1,206,630
Patent costs	48,263	50,661	111,351	128,363
General and administrative	1,686,903	1,144,220	2,812,794	2,315,545
Total operating costs and expenses	3,606,408	1,969,357	5,645,070	3,650,538

Operating loss	(3,606,408)	(1,969,357)	(5,645,070)	(3,650,538)

Other income:
Interest income	21,756	6,333	47,728	14,279
Total other income	21,756	6,333	47,728	14,279
Net loss	$(3,584,652)	$(1,963,024)	$(5,597,342)	$(3,636,259)

Net loss per common share – basic and diluted	$(0.71)	$(1.41)	$(1.12)	$(2.84)

Weighted average common shares outstanding – basic and diluted	5,064,805	1,395,330	5,005,116	1,278,625

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,254,455	$22,631,971
Prepaid expenses	538,537	167,400
Total current assets	16,792,992	22,799,371
Other assets	10,326	10,326
Property and equipment, net	23,087	23,873
Total Assets	$16,826,405	$22,833,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,361,268	$2,237,579
Accrued expenses	534,222	454,252
Other liabilities	14,850	15,757
Total current liabilities	1,910,340	2,707,588

Stockholders’ equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 7,560 and 9,140 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	4,241,983	5,128,536
Common stock, $0.001 par value; 225,000,000 shares authorized, 5,334,639 and 4,940,652 shares issued and outstanding as of as of June 30, 2018 and December 31, 2017, respectively	5,335	4,941
Additional paid-in capital	69,597,523	68,323,939
Accumulated deficit	(58,928,776)	(53,331,434)
Total stockholders’ equity	14,916,065	20,125,982
Total Liabilities and Stockholders’ Equity	$16,826,405	$22,833,570